UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ARCONIC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On May 5, 2017, Arconic Inc. issued the following communication to shareholders:

Following Arconic’s announcement yesterday that its Board is nominating two new director candidates with exceptional credentials, Elliott responded by simply repeating its overblown and misleading claims. It defies reality for Elliott to suggest that Arconic does not have a track record of embracing change. Arconic has recently undergone numerous changes that, in the aggregate, have been truly transformational - including its separation from Alcoa Corp into a new standalone public company just last November, the departure of Arconic’s Chairman and CEO last month, the announcement in December of a strategic 3-year plan with specific financial objectives, the substantial refreshment of the Board with 7 of the 11 directors having joined within the last 16 months, and various governance and operational changes including the creation of a finance committee, modifications to executive compensation and adoption of proxy access. In addition, Elliott’s hyperbolic assertions regarding vote-buying and “poison puts” are just plain false.

In our extensive engagements with Elliott, it has become very clear to us that Elliott is seeking creeping control in an effort to pressure Arconic into adopting a half-baked and fundamentally misguided approach to our business operations. We believe Elliott’s proposals would seriously jeopardize the progress we are making in executing our plan to create compelling shareholder value. Last week, for example, we announced strong first quarter earnings (our first full quarter as a standalone company) as well as our execution of a debt-for-equity exchange agreement to complete the monetization of our retained stake in Alcoa Corp on a tax efficient basis.

While it is puzzling why Elliott is pushing for operational changes that seem so clearly contrary to sound business judgment, our educated guess is that Elliott basically does not care whether Arconic is thriving in three, five or ten years from now – indeed, we believe it is telling that, in our prior settlement discussions with Elliott, they were very focused on having an unfettered ability to sell their shares at any time and accordingly insisted on registration rights as a key settlement term.

Link to our most recent materials can be found here:

http://www.arconic.com/global/en/news/news_detail.asp?pageID=20170504000406en&newsYear=2017

http://www.arconic.com/global/en/investors/pdf/New-Presentation-for-Arconic-Investors.pdf

http://www.arconic.com/global/en/news/pdf/press_release/Choose-Strong-Arconic-Governance-Letter.pdf

http://www.arconic.com/global/en/investment/pdfs/2017-Proxy-Statement-Supplement.pdf